Exhibit 99.2

U.S. Department of Justice

Criminal Division
___________________________________________________________________________________
1400 New York Avenue, NW
Washington, D.C. 20530

December 15, 2014

Evan R. Chesler, Esq.
Benjamin Gruenstein, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475

Re:    United States v. Avon Products, Inc.

Dear Counsel:

Pursuant to our discussions and written exchanges, the United States of America, by and through the United States Department of Justice, Criminal Division, Fraud Section and the Office of the United States Attorney for the Southern District of New York (collectively the “Department”) and Avon Products, Inc. (“Avon” or the “Company”), under authority granted by its Board of Directors in the form of a Board Resolution (a copy of which is attached hereto as Attachment B), hereby enter into this Deferred Prosecution Agreement (the “Agreement”), the terms and conditions of which are as follows:

Criminal Information and Acceptance of Responsibility

1.The Company acknowledges and agrees that the Department will file the attached two-count criminal Information in the United States District Court for the Southern District of New York charging (a) conspiracy to violate the books and records provision of the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Section 78m(b)(2)(A), in violation of Title 18, United States Code, Section 371, and (b) a violation of the internal controls provisions of the FCPA, in violation of Title 15, United States Code, Sections 78m(b)(2)(B),

78m(b)(5), and 78ff(a). In so doing, the Company: (a) knowingly waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives for purposes of this Agreement and any charges by the United States arising out of the conduct described in the attached Statement of Facts any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Southern District of New York.
2.The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the Statement of Facts attached hereto as Attachment A and incorporated by reference into this Agreement, and that the facts described in Attachment A are true and accurate. Should the Department pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the Statement of Facts in any proceeding involving the Department, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the Statement of Facts at any such proceeding. Neither this agreement nor the criminal Information is a final adjudication of the matters addressed in such documents.

Term of the Agreement

3.This Agreement is effective for a period beginning on the date on which the Information is filed and ending three (3) years and seven (7) calendar days from that date (the “Term”). The Company agrees, however, that, in the event the Department determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the term of the Agreement may be imposed by the Department, in its sole discretion, for up to a total additional time period of one year, without prejudice to the Department’s right to proceed as provided in Paragraphs 17-20 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the monitorship in Attachment D, or self-reporting period, if applicable, for an equivalent period. Conversely, in the event the Department finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the monitorship in Attachment D, or self reporting period, whichever is in effect at the time, and that the other provisions of this Agreement have been satisfied, the Term of the Agreement may be terminated early.

Relevant Considerations

4.The Department enters into this Agreement based on the individual facts and circumstances presented by this case and the Company. Among the factors considered were the following: (a) the Company’s cooperation, which included conducting an extensive internal investigation in China and other relevant countries; voluntarily making U.S. and foreign employees available for interviews; and collecting, analyzing, translating, and organizing voluminous evidence and information for the Department; (b) the Company’s voluntary disclosure of its employees’ and its subsidiary’s employees’ misconduct to the Department, which came relatively soon after the Company received a whistleblower letter alleging misconduct but years after certain senior executives of the Company had learned of and sought to hide the misconduct in China; (c) the Company’s extensive remediation, including terminating the employment of individuals responsible for the misconduct, enhancing its compliance program and internal controls, and significantly increasing the resources available for compliance and internal audit; (d) the Company’s commitment to continue to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement; and (e) the Company’s agreement to continue to cooperate with the Department in any ongoing investigation of the conduct of the Company and its officers, directors, employees, agents, and consultants relating to possible violations under investigation by the Department as provided in Paragraph 5 below. The Department also considered that the Company, taking into account its own business interests, expended considerable resources on a companywide review of and enhancements to its compliance program and internal controls. While the Company’s efforts in this regard were taken without Department request or guidance, and at times caused unintended delays in the progress of the Department’s narrower investigation, the Department recognizes that the Company’s efforts resulted in important compliance and internal controls improvements.
Future Cooperation and Disclosure Requirements

5.The Company shall cooperate fully with the Department in any and all matters relating to the conduct described in this Agreement and Attachment A and other conduct related to possible corrupt payments, false books and records, or the failure to implement or circumvention of internal controls, subject to applicable law and regulations, until the date upon which all investigations and prosecutions arising out of such conduct are concluded, whether or not those investigations and prosecutions are concluded within the term specified in paragraph 3. At the request of the Department, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies, as well as the Multilateral Development Banks (“MDBs”), in any investigation of the Company, its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and Attachment A. The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:
a.The Company shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Department may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Department, upon request, any document, record or other tangible evidence about which the Department may inquire of the Company.
b.Upon request of the Department, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Department the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.
c.The Company shall use its best efforts to make available for interviews or testimony, as requested by the Department, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.
d.With respect to any information, testimony, documents, records or other tangible evidence provided to the Department pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government, as well as the MDBs, of such materials as the Department, in its sole discretion, shall deem appropriate.
6.In addition to the obligations in Paragraph 5, during the Term of the Agreement, should the Company learn of credible evidence or allegations of possible corrupt payments, false books and records, or the failure to implement or circumvention of internal controls, including the existence of internal or external investigations into such conduct, the Company shall promptly report such evidence or allegations to the Department.
Payment of Monetary Penalty

7.The Department and the Company agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a.	The 2013 USSG are applicable to this matter.

b.	Offense Level. Based upon the USSG, the total offense level is 32, calculated as follows:

§ 2B1.1(a)(2) Base Offense Level	6

§ 2B1.1(b)(1) Value of resulting gain more than $50,000,000	+24

§ 2B1.1(b)(10) Substantial Part of the Scheme Outside the U.S.	+2

TOTAL	32

c.	Base Fine. Based upon USSG § 8C2.4(a)(2), the base fine is $52,850,000 (the resulting gain to the organization)

d.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 8, calculated as follows:

(a)	Base Culpability Score	5
(b)(1)	the organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+5
(g)(2)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2
TOTAL		8

Calculation of Fine Range:
Base Fine	$52,850,000
Multipliers	1.6(min)/3.2(max)
Fine Range	$84,560,000/ $169,120,000
The Company agrees to pay a monetary penalty in the amount of $67,648,000 to the United States Treasury within ten (10) business days of the Court’s sentencing of Avon Products (China) Co. Ltd. (“Avon China”), a wholly owned subsidiary of the Company, for FCPA-related violations. The Company and the Department agree that this fine is appropriate given the facts and circumstances of this case, and the relevant considerations set forth in paragraph 4 above, including the Company’s voluntary disclosure, its cooperation, and its extensive remediation in this matter. The $67,648,000 penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Department that $67,648,000 is the maximum penalty that may be imposed in any future prosecution, and the Department is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Department agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no United States tax deduction may be sought in connection with the payment of any part of this $67,648,000 penalty. Finally, the parties agree that any criminal penalties that might be imposed by the Court on Avon China in connection with Avon China’s guilty plea to a one-count Criminal Information charging Avon China with conspiracy to violate the accounting provisions of the FCPA, and the plea agreement entered into simultaneously therewith, will be deducted from the $67,648,000 penalty agreed to under this Agreement.

Conditional Release from Liability

8.Subject to Paragraphs 17-20, the Department agrees, except as provided herein, that it will not bring any criminal or civil case against the Company relating to any of the conduct described in the Statement of Facts, attached hereto as Attachment A, the criminal information filed pursuant to this Agreement, or the conduct that the Company disclosed to the Department prior to the signing of this Agreement. The Department, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a.    This Agreement does not provide any protection against prosecution for any future conduct by the Company.
b.    In addition, this Agreement does not provide any protection against prosecution of any present or former officer, director, employee, shareholder, agent, consultant, contractor, or subcontractor of the Company for any violations committed by them.

Corporate Compliance Program

9.The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with foreign officials or other activities carrying a high risk of corruption.
10.In order to address any deficiencies in its internal accounting controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal accounting controls, policies, and procedures regarding compliance with the FCPA and other applicable anti-corruption laws. If necessary and appropriate, the Company will adopt new or modify existing internal controls, policies, and procedures in order to ensure that the Company maintains: (a) a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) rigorous anti- corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. The internal accounting controls system and compliance code, standards, and procedures will include, but not be limited to, the minimum elements set forth in Attachment C, which is incorporated by reference into this Agreement.

Independent Compliance Monitor

11.Promptly after the Department’s selection pursuant to Paragraph 12 below, the Company agrees to retain an independent compliance monitor (the “Monitor”) for the term specified in Paragraph 13. The Monitor’s duties and authority, and the obligations of the Company with respect to the Monitor and the Department, are set forth in Attachment D, which is incorporated by reference into this Agreement. Within thirty (30) calendar days after the execution of this Agreement, and after consultation with the Department, the Company will propose to the Department a pool of three (3) qualified candidates to serve as the Monitor. If the Department determines, in its sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the Department, in its sole discretion, is not satisfied with the candidates proposed, the Department reserves the right to seek additional nominations from the Company. The Monitor candidates shall have, at a minimum, the following qualifications:
a.    demonstrated expertise with respect to the FCPA and other applicable anti-corruption laws, including experience counseling on FCPA issues;
b.    experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA and anti-corruption policies, procedures and internal controls;
c.    the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

d.    sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.
12.The Department retains the right, in their sole discretion, to choose the Monitor from among the candidates proposed by the Company, though the Company may express its preference(s) among the candidates. In the event the Department rejects all proposed Monitors, the Company shall propose an additional three candidates within thirty (30) calendar days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The Department and the Company will use their best efforts to complete the selection process within sixty (60) calendar days of the filing of the Agreement and the accompanying Information. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment D, the Company shall within thirty (30) calendar days recommend a pool of three qualified Monitor candidates from which the Department will choose a replacement.
13.The Monitor’s term shall be not less than eighteen (18) months from the date on which the Monitor is retained by the Company, subject to extension or early termination as described in Paragraph 3. The Monitor’s powers, duties, and responsibilities, as well as additional circumstances that may support an extension of the Monitor’s term, are set forth in Attachment D. The Company agrees that it will not employ or be affiliated with the Monitor for a period of not less than one (1) year from the date on which the Monitor’s term expires. Nor will the Company discuss with the Monitor the possibility of further employment or affiliation during the Monitor’s term.

14.At the end of the monitorship, provided all requirements set forth in Paragraph 8 of Attachment D are met, the Company will report on its compliance to the Department periodically, at no less than six-month intervals, for the remainder of this Agreement, regarding remediation and implementation of the enhanced compliance measures set forth by the Monitor as described in Paragraph 8 of Attachment D. The Company shall designate a senior company officer as the person responsible for overseeing the Company’s corporate compliance reporting obligations.    During this period, the Company shall conduct and prepare at least three follow-up reviews and reports, as described below:
a.    The Company shall undertake follow-up reviews at six-month intervals, each incorporating the Department’s views and comments on the Company’s prior reviews and reports, to determine whether the policies and procedures of the Company are reasonably designed to detect and prevent violations of the FCPA and other applicable anticorruption laws. Reports shall be transmitted to Deputy Chief - FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, NW, Bond Building, Eleventh Floor, Washington, DC 20005 and Richard Tarlowe and Sarah Paul at United States Attorney’s Office, 1 St. Andrew’s Plaza, New York, NY 10007.
b.    The first follow-up review and report shall be completed by no later than one-hundred-eighty (180) calendar days after the approval by the Department of the enhanced compliance measures described in Paragraph 8 of Attachment D. Subsequent follow-up reviews and reports shall be completed by no later than one-hundred-eighty (180) calendar days after the completion of the preceding follow-up review. The final follow-up review and report shall be completed and delivered to the Department no later than thirty (30) days before the end of the Term.
c.    The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the Department.

Deferred Prosecution

15.In consideration of: (a) the past and future cooperation of the Company described in Paragraphs 4 – 6 above; (b) the Company’s payment of a criminal penalty of $67,648,000; and
(c) the Company’s implementation and maintenance of remedial measures as described in Paragraphs 9 and 10 above, the Department agrees that any prosecution of the Company for the conduct set forth in the attached Statement of Facts, and for the conduct that the Company disclosed to the Department prior to the signing of this Agreement, be and hereby is deferred for the Term of this Agreement. To the extent there is conduct disclosed by the Company that the parties have specifically discussed and agreed is not covered by this Agreement, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.
16.The Department further agrees that if the Company fully complies with all of its obligations under this Agreement, the Department will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Within thirty (30) days of the Agreement’s expiration, the Department shall seek dismissal of the criminal Information filed against the Company described in Paragraph 1, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and Attachment A, unless, after the expiration of the Term of this Agreement, the government determines that senior management of the Company have intentionally failed to meet its obligations under Paragraph 6 of this Agreement.

Breach of the Agreement

17.If, during the Term of this Agreement, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program and appropriate internal controls as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; (e) commits any acts that, had they occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails specifically to perform or to fulfill completely each of the Company’s obligations under the Agreement, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Department has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Department in the U.S. District Court for the Southern District of New York or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Department’s sole discretion. Any such prosecution may be premised on information provided by the Company. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Department prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year.
18.In the event the Department determines that the Company has breached this Agreement, the Department agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Company shall have the opportunity to respond to the Department in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Department shall consider in determining whether to pursue prosecution of the Company.
19.In the event that the Department determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Department or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Department.
20.The Company acknowledges that the Department has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
21.No later than 90 days prior to the expiration of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Department that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.
Sale or Merger of Company

22.Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, the Company agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, or transfer, it shall include in any contract for sale, merger, or transfer a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement.

Public Statements by Company

23.The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 17 – 20 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Department shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

24.The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Department to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Department and the Company; and (b) whether the Department has any objection to the release.
25.The Department agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation. By agreeing to provide this information to such authorities, the Department is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities.

Limitations on Binding Effect of Agreement

26.This Agreement is binding on the Company and the Department but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Department will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

Notice

27.Any notice to the Department under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail,

addressed to Deputy Chief - FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, NW, Bond Building, Eleventh Floor, Washington, DC 20005, and Richard Tarlowe and Sarah Paul at United States Attorney’s Office, 1 St. Andrew’s Plaza, New York, NY 10007. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Evan R. Chesler, Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019. Notice shall be effective upon actual receipt by the Department or the Company.

Complete Agreement

28.This Agreement sets forth all the terms of the agreement between the Company and the Department. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Department, the attorneys for the Company and a duly authorized representative of the Company.

AGREED:

FOR AVON PRODUCTS, INC.:

Date:	12/17/14	By:	/s/ Jeff Benjamin
Jeff Benjamin
Avon Products, Inc.

Date:	12/17/14	By:	/s/ Benjamin Gruenstein
Evan R. Chesler
Benjamin Gruenstein
Cravath, Swaine & Moore LLP

FOR THE DEPARTMENT OF JUSTICE:

William J. Stellmach
Acting Chief, Fraud Section
Criminal Division
United States Department of Justice

Date:	12/17/2014	By:	/s/ Laura N. Perkins
Laura N. Perkins
Senior Trial Attorney

Preet Bharara
United States Attorney
Southern District of New York

Date:	12/15/2014	By:	/s/ Sarah E. Paul
Sarah E. Paul
Assistant United States Attorney

Date:	12/15/2014	By:	/s/ Joon H. Kim
Joon H. Kim
Chief, Criminal Division

COMPANY OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Avon Products, Inc. (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.
I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Senior Vice President, General Counsel & Chief Ethics & Compliance Officer for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date: 12/15/14

Avon Products, Inc.

By:	/s/ Jeff Benjamin
Jeff Benjamin
Senior Vice President, General Counsel & Chief Ethics & Compliance Officer

CERTIFICATE OF COUNSEL

We are counsel for Avon Products, Inc. (the “Company”) in the matter covered by this Agreement. In connection with such representation, we have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, we are of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, we have carefully reviewed the terms of this Agreement with the Board of Directors and the Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of the Company. We have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To our knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 12/15/14

By:	/s/ Benjamin Gruenstein
Evan R. Chesler
Benjamin Gruenstein
Cravath, Swaine & Moore LLP
Counsel for Avon Products, Inc.

ATTACHMENT A

STATEMENT OF FACTS
The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Southern District of New York (collectively the “Department”) and AVON PRODUCTS, INC. (“AVON”). AVON hereby agrees and stipulates that the following information is true and accurate. AVON admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. Should the Department pursue the prosecution that is deferred by this Agreement, AVON agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding, and that the following facts establish beyond a reasonable doubt the charges set forth in the criminal Information attached to this Agreement:

Relevant Corporate Entities and Individuals

1.At all times relevant to this Statement of Facts, AVON was a global company that sold beauty products, home products, and health products in more than 100 countries. AVON sold its products primarily through direct (door-to-door) sales and was one of the world’s largest direct sellers. AVON’s direct selling involved the use of independent sales representatives who sold products directly to consumers. AVON had approximately five to six million active sales representatives, who were independent contractors that purchased products from AVON at a discount and then sold them directly to customers. In addition to its five to six million independent sales representatives, AVON and its subsidiaries collectively had approximately

40,000 to 50,000 employees, over 6,000 of whom worked in the United States. AVON was incorporated and headquartered in New York, New York.
2.At all times relevant to this Statement of Facts, AVON issued and maintained a class of publicly traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 78l) and was required to file periodic reports with the SEC under Section 13 of the Securities Exchange Act (15 U.S.C. § 78m). Accordingly, AVON was an “issuer” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-1. AVON’s shares traded on the New York Stock Exchange under the symbol “AVP.”
3.At all times relevant to this Statement of Facts, Avon Products (China) Co. Ltd. (“Avon China”) was an indirect subsidiary of AVON incorporated in China. Avon China and its affiliates manufactured and sold beauty and healthcare products through direct sales, as well as through “beauty boutiques” that were independently owned and operated. In addition to its independent sales representatives, Avon China had between 1,000 and 2,000 employees. Avon China’s books, records, and accounts were consolidated into AVON’s books and records and reported by AVON in its financial statements.
4.“Avon China Executive 1,” a Taiwanese citizen who resided in China, was a senior executive at Avon China from in or around 1999 through in or around April 2010.
5.“Avon China Executive 2,” a Chinese citizen who resided in China, was a senior executive in Avon China’s Corporate Affairs, State Government, and Media Relations group (“Corporate Affairs Group”) from in or around 1999 through in or around April 2010. The Corporate Affairs Group consisted of approximately 40 employees, whose duties included lobbying government officials on behalf of Avon China.

6.At all times relevant to this Statement of Facts, “Consulting Company A,” was a Chinese company that purportedly provided government and public relations work for Avon China.
7.“Avon Executive 1,” a United States citizen, was a senior executive in AVON’s Asia Pacific Region (which included China) and AVON’s China Region (during times it was not part of the Asia Pacific Region) from in or around 2002 to in or around February 2011.
8.“Avon Executive 2,” a United States citizen, held a variety of positions at AVON from 1972 through April 2010, including a senior finance position in AVON’s Asia Pacific Region from in or around February 2005 to in or around May 2006. From in or around May 2006 through in or around February 2009, Avon Executive 2 was a senior executive in the internal audit group at AVON.
9.“Avon Executive 3,” a United States citizen, was a senior executive in AVON’s internal audit group from in or around June 2003 to in or around February 2006.
10.“Avon Attorney 1,” a United States citizen, was a senior executive in AVON’s Office of the General Counsel from in or around 2001 through in or around December 2007.
11.“Avon Attorney 2,” a United States citizen, was an executive in AVON’s Office of the General Counsel from in or around 1993 to in or around August 2006. In that position, Avon Attorney 2 was responsible for providing legal advice to AVON’s international subsidiaries.
12.“Avon Internal Auditor 1,” a dual Chinese and Canadian citizen, was an internal auditor at AVON from in or around August 2005 to in or around July 2008.

The Chinese Regulatory Regime for Direct Selling

13.In or around 1998, the Chinese government outlawed direct selling in China for all companies.
14.In or around 2001, as a condition of its entry to the World Trade Organization, China agreed to lift its ban on direct selling. In or around 2005, in order to test its planned regulations for direct selling, the Chinese government decided to issue one company a temporary license to conduct direct sales (the “test license”).
15.In or around March 2005, the Chinese government awarded the test license to Avon China.
16.In or around late 2005, China lifted its ban on direct selling and allowed companies to apply for licenses to conduct direct sales. Under China’s newly promulgated direct selling regulations, to conduct direct sales, a company was required to obtain a national direct selling license and approvals from each province and municipality in which it sought to conduct direct sales. In order to obtain a license, a company was required to satisfy a number of conditions, including, in pertinent part, having “a good business reputation” and a record that demonstrated no material violations of Chinese law for the preceding five years.
17.In or around February 2006, Avon China obtained its national direct selling license.
18.Between in or around February 2006 and in or around July 2006, Avon China obtained all of its provincial and municipal approvals to conduct direct selling.

AVON’s Internal Controls

19.At all times relevant to this Statement of Facts, although AVON and certain of its subsidiaries had policies in place relating to the review and approval of employee expenses, it lacked adequate controls to ensure compliance with those policies and thus, in practice, employee expenses were not adequately vetted to ensure that they were reasonable, bona fide, or properly documented.
20.At all times relevant to this Statement of Facts, AVON lacked sufficient controls to ensure the integrity of its internal audit process, particularly with regard to its review of allegations of and testing for improper payments made to foreign government officials. AVON’s internal audit group also failed to devote adequate funding, staffing, and resources to Avon China.
21.At all times relevant to this Statement of Facts, AVON did not have adequate internal accounting and financial controls designed to detect and prevent, among other things, corruption-related violations, including FCPA violations. In particular, after senior AVON executives, including Avon Executives 1, 2, and 3 and Avon Attorneys 1 and 2, learned of specific corruption issues in China related to the provision of cash, meals, gifts, travel, and entertainment to government officials, AVON failed to devote adequate resources to investigating such issues and to take the necessary steps to implement appropriate controls to address such issues and prevent such risks in the future.
22.At all times relevant to this Statement of Facts, AVON failed to implement accounting controls that would help ensure that transactions were executed and recorded in such a way as to maintain accountability for assets.

23.At all times relevant to this Statement of Facts, AVON also had an inadequate compliance program. In fact, AVON did not have a dedicated compliance officer or compliance personnel. AVON’s compliance program was particularly weak with regard to risks associated with foreign bribery. For example, even though AVON operated in over 100 countries, including many countries with high corruption risks, AVON did not have a specific anti- corruption policy, nor did it provide stand-alone FCPA-related training. Moreover, although AVON had a code of conduct that covered all of its employees and its subsidiaries’ employees, which, among other things, prohibited paying bribes, many employees of AVON and its subsidiaries were unaware of its existence.
24.At all times relevant to this Statement of Facts, AVON did not conduct corruption-related due diligence on appropriate third parties or have effective controls for the meaningful approval process of third parties. AVON also did not require adequate documentation supporting the retention of or payments to third parties.
25.Additionally, AVON did not undertake periodic risk assessments of its compliance program and lacked proper oversight of gifts, travel, and entertainment expenditures. AVON’s failure to maintain an adequate compliance program significantly contributed to the company’s failure to prevent the misconduct in China.

Overview of the Scheme to Falsify Books and Records

26.Due to AVON’s failure to implement effective internal accounting controls, AVON and Avon China executives and employees were able to – and did – falsely or misleadingly describe certain transactions on Avon China’s books and records, and thereby ultimately, AVON’s books and records, in order to disguise things of value Avon China executives and employees had given to government officials in China.
27.At all times relevant to this Statement of Facts, Avon China maintained a Corporate Affairs Group whose duties included maintaining “guanxi” (good relationships) with government officials and lobbying those officials on behalf of Avon China.
28.Avon China, primarily through Avon China Executives 1 and 2, tasked its Corporate Affairs Group with lobbying government officials to enable Avon China to: (1) obtain a national license and requisite provincial and local approvals to conduct direct sales in China; (2) avoid government fines, the imposition of which Avon China executives and employees believed could cause Avon China to lose its direct selling license; (3) avoid negative media reports that could hurt Avon China’s image or cause it to be fined, thus endangering its direct selling license; (4) obtain favorable judicial treatment; and (5) obtain government approval to sell nutritional supplements and healthcare apparel products, via direct selling, that did not meet or had yet to meet government standards.
29.Avon China’s Corporate Affairs Group engaged in a routine practice of giving things of value to Chinese government officials in order to carry out its assigned tasks. Additionally, other Avon China executives and employees also provided things of value to government officials to obtain business benefits for Avon China.
30.Avon China Executive 2 instructed Corporate Affairs Group employees not to maintain accurate, detailed records of things of value, including cash, gifts, and non-business meals, entertainment, and travel, they gave to government officials in the course of carrying out their assigned tasks.

31.Avon China’s Corporate Affairs Group, and other Avon China executives and employees, intentionally falsified records and intentionally omitted information from records so as to conceal the things of value they provided to government officials.
32.AVON and Avon China executives and employees knowingly concealed from other AVON executives and others that Avon China’s books and records failed to reflect accurately and fairly the nature and purpose of certain transactions, knowing that Avon China’s books and records would be consolidated into AVON’s books and records.

Details of the Scheme

33.From at least in or around 2004 through in or around September 2008, Avon China, acting through certain executives and employees, disguised on its books and records over
$8 million in things of value, including gifts, cash, and non-business travel, meals, and entertainment, which it gave to Chinese government officials in order to obtain and retain business benefits for Avon China.
34.Avon China executives and employees falsely and misleadingly described the nature and purpose of certain transactions on Avon China’s books and records, in part, because they believed that Chinese government officials did not want a paper trail reflecting their acceptance of money, gifts, travel, entertainment and other things of value from Avon China executives and employees. The executives and employees also knew that, contrary to how the expenses were being described in Avon China’s books and records, the expenses were not incurred for legitimate business purposes.
35.In order to conceal its executives’ and employees’ practice of giving things of value to Chinese government officials, from at least in or around 2004 through in or around

September 2008, Avon China executives and employees intentionally falsified certain transactions on Avon China’s books and records by, among other things, falsely describing expenses related to government officials as employee-related or falsely or misleadingly describing the nature or purpose of, or participants associated with, such expenses in order to conceal that the expenses related to government officials or that there were expectations of benefits from government officials. Additionally, Avon China executives and employees intentionally falsified Avon China’s books and records by falsely recording payments to Consulting Company A as payments for legitimate services, notwithstanding the fact that Avon China Executive 2 knew that Consulting Company A’s invoices were often false and no Avon China executives or employees knew of any legitimate services being provided by Consulting Company A.
36.AVON executives and employees, including high-level executives, attorneys, and internal auditors, learned that executives and employees of Avon China had in the past routinely provided things of value to Chinese government officials and failed to properly document it. Instead of ensuring the practice was halted, disciplining the culpable individuals, and implementing appropriate controls at AVON and Avon China to address this problem, AVON executives and employees, in conjunction with Avon China executives and employees, took steps to conceal the significant concerns raised about the accuracy of Avon China’s books and records and its practice of giving things of value to government officials. These AVON and Avon China executives and employees, knowing that Avon China’s books and records would continue to be inaccurate if steps were not taken to correct Avon China’s executives’ and employees’ conduct, failed to take steps to correct such actions, despite knowing that Avon China’s books and records were consolidated into AVON’s books and records.

Gifts for Government Officials

37.From in or around 2004 through in or around September 2008, Avon China executives and employees intentionally falsified Avon China’s books and records related to gifts given to Chinese government officials, including AVON products and personal luxury items like designer wallets, bags, or watches, to obtain benefits from government officials, such as obtaining and retaining the direct selling license and requisite provincial and local approvals, avoiding fines, avoiding negative media reports, obtaining favorable judicial treatment, and obtaining government approval to sell nutritional supplements and healthcare apparel products, via direct selling, that did not meet or had yet to meet government standards. At various times, Avon China executives and employees concealed in the books and records the actual purposes of the gifts, the identity of the recipients, or the price per gift. Also, Avon China executives and employees, at various times, falsely or misleadingly described the gifts, including describing them as employee travel and entertainment, “samples,” or “public relations business entertainment.” Avon China executives and employees falsely or misleadingly described such expenses in order to conceal that gifts were given to government officials with an expectation of receiving a business benefit.
38.For example, Avon China employees falsely or misleadingly described gifts as follows:
a.In or around October 2006, Avon China employees falsely described approximately $890 of “gifts” for government officials as an “entertainment” expense, and omitted from the records the recipient of the gifts and the purpose of the gifts.

b.In or around March 2008, Avon China employees inaccurately described an approximately $960 gift purchased from Louis Vuitton for a government official as a a “public relations entertainment” expense, and omitted from the records the recipient of the gift and the purpose of the gift.
c.In or around July 2008, Avon China employees falsely described an approximately $800 Gucci bag given to a government official as a “business entertainment” expense, and omitted from the records the recipient of the bag and the purpose of the gift.
d.In or around July 2008, Avon China employees falsely described an approximately $460 gift from Louis Vuitton for a government official as a “Public Relation Business Entertainment” expense, and omitted from the records the recipient of the gift and the purpose of the gift.

Meals and Entertainment

39.From in or around 2004 through in or around September 2008, Avon China executives and employees routinely entertained government officials in order to obtain specific business benefits, such as obtaining and retaining the direct selling license and requisite provincial and local approvals, avoiding fines, avoiding negative media reports, obtaining favorable judicial treatment, and obtaining government approval to sell nutritional supplements and healthcare apparel products, via direct selling, that did not meet or had yet to meet government standards.
40.Indeed, in or around August 2005, Avon China Executives 1 and 2 created a “Direct Selling Special Task Force,” which was comprised primarily of employees from the

Corporate Affairs Group, whose task was to obtain local and provincial direct selling approvals for Avon China through “relations,” which was a term Avon China executives and employees used to refer to things of value provided to government officials or goodwill that had been obtained by giving such things, including non-business meals and entertainment.
41.Members of the Direct Selling Special Task Force and other Avon China executives and employees intentionally concealed improper meal and entertainment expenses in Avon China’s books and records by (1) intentionally omitting reference to the participation of government officials in order to conceal their participation, using descriptions like “business entertainment,” “public relation entertainment,” or no description at all; or (2) revealing the participation of government officials but intentionally describing the event inaccurately by omitting the identity or number of officials, the cost of the event, or the true purpose of the event.
42.As a result, meal and entertainment expenses for government officials were falsely or misleadingly described on Avon China’s books, including the following expenses:
a.    In or around 2006, Avon China employees falsely described as “sales- business entertainment” approximately $8,100 an Avon China executive spent on meals and entertainment provided to government officials in order to obtain government approval to sell a healthcare apparel product that did not meet government standards.
b.    In or around January 2008, Avon China employees falsely described as “business entertainment” and employee “accommodation” expenses, approximately $3,206 spent on meals, entertainment, and lodging for government officials.

Travel for Government Officials

43.From in or around 2004 through in or around September 2008, Avon China executives and employees caused Avon China to pay for travel expenses for government officials, and sometimes their families, in order to obtain improper business benefits, including obtaining and retaining the direct selling license and requisite provincial and local approvals, avoiding fines, avoiding negative media reports, obtaining favorable judicial treatment, and obtaining government approval to sell nutritional supplements and healthcare apparel products, via direct selling, that did not meet or had yet to meet government standards. To conceal the true nature of these expenses, these executives and employees intentionally omitted from or concealed in Avon China’s records the names of the government officials, the fact that the travelers were government officials or relatives of government officials, and, at times, the number of travelers.
44.Avon China executives and employees also intentionally falsified in Avon China’s books and records the purpose of the travel, which often was for personal, not legitimate business, purposes. For example, Avon China employees described personal trips for government officials (and occasionally their spouses and children) as “study trips” or “site visits” when the officials were instead sightseeing or taking a beach vacation.
45.As a result, non-business travel expenses for government officials were falsely or misleadingly described on the books of Avon China, including the following expenses:
a.    In or around December 2005, Corporate Affairs Group employees sought approval to take six officials from the Guandong Food and Drug Administration with responsibility for approving Avon China’s healthcare products for sale, to the United States, purportedly for a “site visit/study visit” to AVON’s headquarters in New York City and its research and development facility in upstate New York.
b.    In or around September 2006, Avon China employees falsely described the approximately $90,000 Avon China spent on a trip for four of those officials in Avon China’s books and records as a business-related site visit and study trip for Chinese government officials, notwithstanding the fact that the officials never visited AVON’s headquarters, only spent one morning at AVON’s research and development facility, and spent the rest of the 18-day trip sightseeing and being entertained by an Avon China employee in New York, Vancouver, Montreal, Ottawa, Toronto, Philadelphia, Seattle, Las Vegas, Los Angeles, Hawaii, and Washington, DC.
c.    In or around January 2008, Avon China employees falsely described in Avon China’s books and records as a “site visit to Guangzhou” for “3 aic [Administration for Industry and Commerce] officials,” approximately $1,200 worth of expenses associated with a personal trip Avon China provided to a government official and the official’s spouse and child to Guangzhou and Macau.
d.    In or around January 2008, Avon China employees falsely described in Avon China’s books and records as “site visit/inspection” expenses approximately $15,400 Avon China paid for government officials to travel to Guangzhou, Shenzhen, and Sanya notwithstanding the fact that the underlying records include charges for a tour guide, sightseeing van, and items purchased at the beach.
e.    In or around February 2008, Avon China employees falsely described in Avon China’s books and records as “business entertainment” approximately $11,000 Avon

China paid for separate trips for two government officials who oversaw Avon China’s activities in the Shaanxi Province (and no Avon China employees) to take personal trips to celebrate the Chinese New Year; one, a 9-day personal trip to Hainan Island and the other, a 12-day personal trip that included stays in Hong Kong and Macau.

Cash for Government Officials

46.From in or around 2004 through in or around September 2008, Avon China executives and employees gave cash to government officials and falsified Avon China’s records to conceal the true recipient of and purpose for the money.
47.In large part, these employees accomplished this by submitting for reimbursement meal or entertainment receipts given to them by government officials and falsely claiming that the receipts reflected employee business expenses. In truth, the employees had no such expenses, and the receipts were used to obtain cash to make payments to government officials. On occasion, employees would falsely submit receipts for multiple meals on the same date, none of which the employees had actually attended.
48.In other instances, Corporate Affairs Group employees, and other Avon China executives and employees gave cash to government officials in order to obtain business benefits for Avon China and falsely reported the payments as fine payments. Avon China executives and employees also made payments to organizations designated by government officials in order to obtain business benefits for Avon China and intentionally omitted from Avon China’s records the true purpose of the payments.

49.Due to these practices, from in or around 2004 through in or around September 2008, cash given to government officials was falsely or misleadingly described on the books and records of Avon China.
50.For example, Avon China employees falsely or misleadingly described the following cash payments to government officials:

Cash to Avoid a Fine

a.    On or about August 16, 2006, Avon China Executive 2 approved a request from a Corporate Affairs Group employee to send RMB 100,000 (approximately $12,000) to a government official’s bank account to avoid a fine for violating China’s direct selling regulations.
b.    On or about August 17, 2006, to support the request for a RMB 100,000 payment to a government official, the requesting Corporate Affairs Group employee submitted a handwritten certificate, purportedly from a Chinese government agency, falsely stating that the official would give the funds to the government bureau.
c.    On or about August 17, 2006, an Avon China employee caused RMB 100,000 to be wired in three separate wires to the government official’s personal bank account.
d.    In or around late August 2006, an Avon China finance employee sent an email to an Avon China employee, who forwarded it to Avon China Executive 2, stating that “the company paid RMB 100,000 to [the Chinese government official] as compensation payment and now we need to enter it into the book.”
e.    In or around late August 2006, notwithstanding that the Avon China finance employees knew the payment to the government official was “compensation,” they recorded the payment in the “management expenses – government relations expenses” account as a legitimate payment related to “issue of aic [Administration for Industry and Commerce] in [] county of [] province.”

Sponsorship to Avoid a Negative Media Article

f.    In or around December 2006, Avon China Executive 2 expressed concern to the Corporate Affairs Group that an article a leading government-owned newspaper intended to run about Avon China improperly recruiting sales associates could cause Avon China to lose its direct selling license.
g.    In or around December 2006, in order to convince the newspaper not to run the article, a Corporate Affairs Group employee caused Avon China to pay approximately RMB 620,000 (approximately $77,500) to become a “sponsor” of the paper at the request of a government official at the paper who was in charge of determining whether the potential article would run and who may have received a commission on monies received from sponsors.
h.    In or around December 2006, a Corporate Affairs Group employee sent an internal email regarding the potential article, noting that the “the story alerted us to re-consider to invest more time and efforts on building key medium’s relationship. [The paper] is the one with responsibility to submit confidential memo to the State Counsel and release media story to public as well.”

Payments to Consulting Company A

51.In or around October 2003, Avon China Executive 2 retained Consulting Company A purportedly to “provide the following services upon [Avon China’s] request: (1) crisis management; (2) government relations; and (3) coordinate with public security authorities.” In exchange for these services, which were memorialized in a scant two-page contract with Avon China, Avon China contracted to pay Consulting Company A $2,000 to $7,000 per month plus expenses.

52.Avon China executives and employees did not conduct any due diligence on Consulting Company A, nor did they require Consulting Company A to comply with AVON’s Code of Conduct (in particular, the provisions related to payments to government officials), even though Consulting Company A was retained specifically to interact with government officials on behalf of Avon China.
53.From in or around October 2003 through in or around September 2008, Avon China executives and employees caused Avon China to pay Consulting Company A additional monies for purportedly legitimate, though ambiguously described, services even though Avon China Executive 2 knew Consulting Company A’s invoices were often false, and no Avon China executives or employees knew of any legitimate services being provided by Consulting Company A.
54.For example, on or about June 1, 2005, Avon China employees falsely described approximately $43,000 that Avon China paid Consulting Company A as “PR Fees” and “sponsorship” in connection with a purported art exhibition, even though the exhibition never occurred.
55.Additionally, in or around January 2008, Avon China employees falsely described as a legitimate government relations expense approximately $25,900 paid to Consulting Company A purportedly for “communication service fee; business entertainment; transportation; hotel/lodging; telecommunications; material preparation” in connection with a threatened RMB

500,000 (approximately $66,000) fine for violating the direct selling regulations, even though no Avon China executives or employees knew of any legitimate services actually being performed by Consulting Company A.
56.On many occasions from in or around October 2003 through in or around October 2005, Avon China Executive 2 delivered cash to Consulting Company A and then sought reimbursement from Avon China by submitting, or instructing the executive’s assistant to submit, Consulting Company A’s vague invoices that falsely described the expenses identified therein as related to legitimate travel, entertainment, or public relations expenses.

Discovery of the Falsification and Resulting Cover-Up

57.On or about June 2, 2005, a senior audit manager in AVON’s internal audit group reported to AVON’s Compliance Committee, which was comprised of several senior AVON executives, that Avon China executives and employees were not maintaining proper records of entertainment for government officials and that Avon China Executive 2 had explained that the practice was intentional because information regarding that entertainment was “quite sensitive.”
58.In or around September 2005, AVON’s internal auditors audited the Corporate Affairs Group’s travel and entertainment and discretionary expenses and issued a draft report documenting their findings (referred to herein as the “Draft Audit Report”).
59.On or about September 29, 2005, Avon China Executive 2 told the internal audit team that Avon China executives and employees could not record the names of government officials who were given gifts or entertained or the purpose of the gifts or entertainment because government officials did not want their participation in these activities recorded and that if Avon

China maintained such records, government officials would sever their ties with Avon China, which would harm Avon China’s business prospects.
60.The Draft Audit Report, which was reviewed by Avon China Executives 1 and 2; Avon Executives 1, 2, and 3; Avon Attorneys 1 and 2; and others at AVON and Avon China, contained conclusions regarding the Corporate Affairs Group’s expenses including: (1) high value gifts and meals were offered to government officials on an ongoing basis; (2) the majority of the expenses related to gifts, meals, sponsorships, and travel of substantial monetary value for Chinese government officials to maintain relationships with the officials; (3) a third party consultant was paid a substantial sum of money to interact with the government but was not contractually required to follow the FCPA, was not actively monitored by Avon China, and was paid for vague and unknown services; and (4) the payments, and the lack of accurate, detailed records, may violate the FCPA or other anti-corruption laws.
61.On or about September 29, 2005, Avon China’s management team, including Avon China Executives 1 and 2, insisted that the internal audit team remove the discussion of providing things of value to government officials and potential FCPA violations from the Draft Audit Report for fear that the report would be seen by Chinese government officials, other AVON or Avon China employees, or Avon China’s competitors.
62.On or about September 29, 2005, Avon Executives 2 and 3 agreed with Avon China executives, including Avon China Executives 1 and 2, to delete the discussion of the Corporate Affairs Group’s conduct from the Draft Audit Report. Avon Executive 3 then directed the internal audit team to remove the language from the Draft Audit Report. Avon Executive 2 thereafter directed the internal audit team to either (1) retrieve every copy of the Draft Audit

Report and destroy them or (2) instruct the individuals who possessed copies of the Draft Audit Report to destroy them.
63.In or around October and November 2005, Avon Executives 1, 2, and 3, Avon Attorneys 1 and 2, and others gathered additional information regarding Avon China executives’ and employees’ practice of giving things of value to Chinese government officials. They also collected information showing a lack of FCPA controls.
64.In part, this information was gathered by Avon Internal Auditor 1, who was sent to China to obtain additional information regarding things of value being provided to government officials and was instructed by Avon Executive 2 not to create any electronic records or send any emails when gathering this information, and not to use “FCPA” in any documents or emails. Avon Internal Auditor 1 gathered the requested information, which further documented the Corporate Affairs Group’s practice of giving things of value to government officials, and gave it to Avon Executive 2 on two handwritten sheets of paper. Avon Executive 2 then hand- carried the handwritten papers to AVON’s headquarters in New York, New York.
65.In or around November 2005, Avon China Executive 2 sent a letter to Avon China Executive 1, with a copy to Avon Executive 1 (Avon China Executive 2 also later forwarded the letter to Avon Attorney 2), stating:
no job security is very much disturbing due to the recent unrealistic questioning by GIA [global internal audit]. I am not against […] auditing our expenses, but company’s policy should be reasonably flexible for us to work. We are not working for our interest, but for creating a favorable business environment for the company. CA department is like a fighting brigade, we are most of the time have to fight in a muddy field, if we get on our hands some dirt, it is not our fault! We should be much protected.

66.In or around November 2005, Avon China Executive 2 sent another letter to Avon China Executive 1 expressing concern about Avon China Executive 2’s job because Avon China Executive 2 had to “work through some grey areas for the company’s best interest.” Avon China Executive 2 also stated concern that the Corporate Affairs Group would lose all of its “guanxi” (good relationships) if it was required to follow AVON’s rules regarding gifts and entertainment and maintain detailed records of the gifts and entertainment.
67.In or around December 2005, in light of the issues identified in the Draft Audit Report, Avon Executive 2 and Avon China Executive 2 discussed hiding at Avon China Executive 2’s house an off-book record with the names of recipients and details of the things of value provided to government officials. However, Avon China Executive 2 ultimately did not do so. Additionally, an AVON attorney with responsibility for the China region provided to Avon China Executive 2 FCPA compliance language to add to future contracts with Consulting Company A but that language was never added to the contract. However, AVON executives did not instruct any Avon China executives or employees to stop the conduct identified in the Draft Audit Report. Moreover, neither AVON nor Avon China executives or employees put in place controls to prevent the conduct or ensure the accuracy of Avon China’s books and records.
68.In or around December 2006, AVON’s internal auditors again reviewed the Corporate Affairs Group’s travel and entertainment and discretionary expenses and found that Corporate Affairs Group executives and employees were continuing their practice of giving things of value to government officials, were not accurately documenting the expenses (on or off site), and had still not incorporated FCPA compliance language in Consulting Company A’s contracts. Notwithstanding learning that the conduct was continuing and that Avon China’s books and records were still being falsified, no AVON or Avon China executives or employees took steps to stop or prevent the conduct from recurring, and Avon China executives and employees continued operating in the same improper manner.
69.In or around January 2007, Avon Executive 2 reported to AVON’s Compliance Committee that the matter regarding potential FCPA violations by Avon China executives and employees had been closed as “unsubstantiated,” even though Avon Executive 2 and other AVON executives, attorneys, and employees knew of Avon China’s previous – and continuing – practice of giving things of value to government officials and the ongoing failure of Avon China’s books and records to reflect accurately and fairly the nature and purpose of certain transactions, as well as AVON’s and Avon China’s ongoing failure to implement internal controls to prevent such conduct from continuing in the future.
70.From in or around 2004 through in or around September 2008, to ensure the consolidation of Avon China’s false books and records into AVON’s books and records, Avon China executives, including Avon China Executive 1, signed false management representation letters to Avon China’s external auditor stating that Avon China’s books and records were fair and accurate.

ATTACHMENT B
CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, Avon Products, Inc. (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Southern District of New York (collectively the “Department”) regarding issues arising in relation to the Information charging conspiracy to violate the books and records provision of the Foreign Corrupt Practices Act (“FCPA”) and failure to implement internal accounting controls; and
WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Department; and
WHEREAS, the Company’s Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of the Company, Jeff Benjamin, together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Department;
Therefore, the Board of Directors has RESOLVED that:

1.The Company (a) acknowledges the filing of the two-count Information charging the Company with conspiracy to violate 15 U.S.C. § 78m(b)(2)(A) in violation of 18 U.S.C. § 371, and with criminal violation of 18 U.S.C. §§ 78m(b)(2)(B), 78m(b)(5), and 78ff(a); (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Department; and (c) agrees to accept a monetary penalty against the Company totaling $67,648,000, and to pay such penalty to the United States Treasury with respect to the conduct described in the Information;

2.The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the attached Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Southern District of New York; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Department prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;
3.The Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of the Company, Jeff Benjamin, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of the Company, Jeff Benjamin, may approve;
4.The Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of the Company, Jeff Benjamin, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or

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provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5.	All of the actions of the Senior Vice President, General Counsel & Chief Ethics
& Compliance Officer of the Company, Jeff Benjamin, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date: 12/15/14

By:	/s/ Karen Leu
Corporate Secretary
Avon Products, Inc.

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C.    §§ 78dd-1, et seq., and other applicable anti-corruption laws, AVON PRODUCTS, INC. (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.
Where necessary and appropriate, the Company agrees to adopt new or to modify existing internal controls, compliance code, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that includes policies and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1.    The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2.    The Company will maintain, or where necessary establish, a clearly articulated and visible corporate policy against violations of the FCPA and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.
3.    The Company will maintain, or where necessary establish, compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a.	gifts;

b.	hospitality, entertainment, and expenses;

c.	customer travel;

d.	political contributions;

e.	charitable donations and sponsorships;

f.	facilitation payments; and

g.	solicitation and extortion.

4.    The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:
a.    transactions are executed in accordance with management’s general or specific authorization;
b.    transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;
c.    access to assets is permitted only in accordance with management’s general or specific authorization; and
d.    the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5.    The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.
6.    The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7.    The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti- corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8.    The Company will maintain, or where necessary establish, mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.
9.    The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10.    The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.
11.    The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.
Enforcement and Discipline

12.    The Company will maintain, or where necessary establish, mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13.    The Company will maintain, or where necessary establish, appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall maintain or where necessary establish procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.
Third-Party Relationships

14.    The Company will maintain, or where necessary establish, appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:
a.    properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;
b.    informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c.	seeking a reciprocal commitment from agents and business partners.

15.    Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16.    The Company will maintain, or where necessary establish, policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk- based due diligence on potential new business entities, including appropriate FCPA and anti- corruption due diligence by legal, accounting, and compliance personnel.
17.    The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:
a.    train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and
b.    where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18.    The Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D

INDEPENDENT COMPLIANCE MONITOR

The duties and authority of the Independent Compliance Monitor (the “Monitor”), and the obligations of AVON PRODUCTS, INC. (the “Company”), on behalf of itself and its subsidiaries and affiliates, with respect to the Monitor and the United States Department of Justice, Criminal Division, Fraud Section and the Office of the United States Attorney for the Southern District of New York (collectively the “Department”), are as described below:
1.The Company will retain the Monitor for a period of not less than eighteen (18) months (the “Term of the Monitorship”), unless the early termination provisions of Paragraph 3 of the Deferred Prosecution Agreement (the “Agreement”) are triggered. Subject to certain conditions specified below that would, in the sole discretion of the Department, allow for an extension of the Term of the Monitorship, the Monitor shall be retained until the criteria in Paragraphs 19-20 below are satisfied or the Agreement expires, whichever occurs first.

Monitor’s Mandate

2.The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of the Agreement, including the Corporate Compliance Program in Attachment C, so as to specifically address and reduce the risk of any recurrence of the Company’s misconduct. During the Term of the Monitorship, the Monitor will evaluate, in the manner set forth below, the effectiveness of the internal accounting controls, record-keeping, and financial reporting policies and procedures of the Company as they relate to the Company’s current and ongoing compliance with the FCPA and other applicable anti-corruption laws (collectively, the “anti-corruption laws”) and take such reasonable steps as, in his or her view, may be necessary to fulfill the foregoing mandate (the “Mandate”). This Mandate shall include an assessment of the Board of Directors’ and senior management’s commitment to, and effective implementation of, the corporate compliance program described in Attachment C of the Agreement.

Company’s Obligations

3.The Company shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the Company’s compliance program in accordance with the principles set forth herein and applicable law, including applicable data protection and labor laws and regulations. To that end, the Company shall: facilitate the Monitor’s access to the Company’s documents and resources; not limit such access, except as provided in Paragraphs 5-6; and provide guidance on applicable local law (such as relevant data protection and labor laws). The Company shall provide the Monitor with access to all information, documents, records, facilities, and employees, as reasonably requested by the Monitor, that fall within the scope of the Mandate of the Monitor under the Agreement. The Company shall use its best efforts to provide the Monitor with access to the Company’s former employees and its third-party vendors, agents, and consultants.
4.Any disclosure by the Company to the Monitor concerning corrupt payments, false books and records, and internal accounting control failures shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Department, pursuant to the Agreement.

Withholding Access

5.The parties agree that no attorney-client relationship shall be formed between the Company and the Monitor. In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities, or current or former employees of the Company that may be subject to a claim of attorney-client privilege or to the attorney work- product doctrine, or where the Company reasonably believes production would otherwise be inconsistent with applicable law, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.
6.If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Department. Such notice shall include a general description of the nature of the information, documents, records, facilities or current or former employees that are being withheld, as well as the legal basis for withholding access. The Department may then consider whether to make a further request for access to such information, documents, records, facilities, or employees.

Monitor’s Coordination with the
Company and Review Methodology

7.In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor should coordinate with Company personnel, including in-house counsel, compliance personnel, and internal auditors, on an ongoing basis. The Monitor may rely on the product of the Company’s processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of the Company, as well as the Company’s internal resources (e.g., legal, compliance, and internal audit), which can assist the

Monitor in carrying out the Mandate through increased efficiency and Company-specific expertise, provided that the Monitor has confidence in the quality of those resources.
8.The Monitor’s reviews should use a risk-based approach, and thus, the Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, or all markets. In carrying out the Mandate, the Monitor should consider, for instance, risks presented by: (a) the countries and industries in which the Company operates; (b) current and future business opportunities and transactions; (c) current and potential business partners, including third parties and joint ventures, and the business rationale for such relationships; (d) the Company’s gifts, travel, and entertainment interactions with foreign officials; and (e) the Company’s involvement with foreign officials, including the amount of foreign government regulation and oversight of the Company, such as licensing and permitting, and the Company’s exposure to customs and immigration issues in conducting its business affairs.
9.In undertaking the reviews to carry out the Mandate, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including the Company’s current anti-corruption policies and procedures; (b) on-site observation of selected systems and procedures of the Company at sample sites, including internal accounting controls, record-keeping, and internal audit procedures; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons at mutually convenient times and places; and (d) analyses, studies, and testing of the Company’s compliance program.

Monitor’s Written Work Plans

10.To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least one follow-up review and report as described in Paragraphs 16-18 below. With respect to the initial report, after consultation with the Company and the Department, the Monitor shall prepare the first written work plan within thirty (30) calendar days of being retained, and the Company and the Department shall provide comments within fifteen (15) calendar days after receipt of the written work plan. With respect to each follow-up report, after consultation with the Company and the Department, the Monitor shall prepare a written work plan at least thirty (30) calendar days prior to commencing a review, and the Company and the Department shall provide comments within fifteen (15) calendar days after receipt of the written work plan. Any disputes between the Company and the Monitor with respect to any written work plan shall be decided by the Department in its sole discretion.
11.All written work plans shall identify with reasonable specificity the activities the Monitor plans to undertake in execution of the Mandate, including a written request for documents. The Monitor’s work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including by developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of the Agreement. In developing such understanding the Monitor is to rely to the extent possible on available information and documents provided by the Company. It is not intended that the

Monitor will conduct his or her own inquiry into the historical events that gave rise to the Agreement.

Initial Review

12.The initial review shall commence no later than sixty (60) calendar days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Department). The Monitor shall issue a written report within one hundred twenty (120) calendar days of commencing the initial review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of the Company’s program for ensuring compliance with the anti-corruption laws. The Monitor should consult with the Company concerning his or her findings and recommendations on an ongoing basis and should consider the Company’s comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her reports with the Company and the Department prior to finalizing them. The Monitor’s reports need not recite or describe comprehensively the Company’s history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations, if any, for improvement or which the Monitor otherwise concludes merit particular attention. The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to the Deputy Chief – FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, at 1400 New York Avenue N.W., Bond Building, Eleventh Floor, Washington, D.C. 20005, and Richard Tarlowe and Sarah Paul at United States Attorney’s Office, 1 St. Andrew’s Plaza, New York, NY 10007. After

consultation with the Company, the Monitor may extend the time period for issuance of the initial report for a brief period of time with prior written approval of the Department.
13.Within ninety (90) calendar days after receiving the Monitor’s initial report, the Company shall adopt and implement all recommendations in the report, unless, within fifteen
(15) calendar days of receiving the report, the Company notifies in writing the Monitor and the Department of any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the ninety (90) calendar days of receiving the report but shall propose in writing to the Monitor and the Department an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within fifteen (15) calendar days after the Company serves the written notice.
14.In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Department. The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s).
15.With respect to any recommendation that the Monitor determines cannot reasonably be implemented within ninety (90) calendar days after receiving the report, the

Monitor may extend the time period for implementation with prior written approval of the Department.

Follow-Up Review

16.The follow-up review shall commence no later than ninety (90) calendar days after the issuance of the initial report (unless otherwise agreed by the Company, the Monitor and the Department). The Monitor shall issue a written follow-up report within one hundred twenty (120) calendar days of commencing the follow-up review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 12 with respect to the initial review. The Monitor shall also certify whether the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the anti-corruption laws. After consultation with the Company, the Monitor may extend the time period for issuance of the follow-up report for a brief period of time with prior written approval of the Department.
17.Within ninety (90) calendar days after receiving the Monitor’s follow-up report, the Company shall adopt and implement all recommendations in the report, unless, within fifteen (15) calendar days after receiving the report, the Company notifies in writing the Monitor and the Department concerning any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the ninety (90) calendar days of receiving the report but shall propose in writing to the Monitor and the Department an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within fifteen (15) calendar days after the Company serves the written notice.
18.In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Department. The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s).
Certification of Compliance
and Termination of the Monitorship

19.At the conclusion of the ninety (90) calendar day period following the issuance of the follow-up report, if the Monitor believes that the Company’s compliance program is reasonably designed and implemented to detect and prevent violations of the anti-corruption laws and is functioning effectively, the Monitor shall certify the Company’s compliance with its compliance obligations under the Agreement. The Monitor shall then submit to the Department a written report (“Certification Report”) within sixty (60) calendar days. The Certification Report shall set forth an overview of the Company’s remediation efforts to date, including the implementation status of the Monitor’s recommendations, and an assessment of the sustainability of the Company’s remediation efforts. The Certification Report should also recommend the scope of the Company’s future self-reporting. Also at the conclusion of the ninety (90) calendar day period following the issuance of the follow-up report, the Company shall certify in writing to the Department, with a copy to the Monitor, that the Company has adopted and implemented all of the Monitor’s recommendations in the initial and follow-up report(s), or the agreed-upon alternatives. The Monitor or the Company may extend the time period for issuance of the Certification Report or the Company’s certification, respectively, with prior written approval of the Department.
20.At such time as the Department approves the Certification Report and the Company’s certification, the monitorship shall be terminated, and the Company will be permitted to self-report to the Department on its enhanced compliance obligations for the remainder of the term of the Agreement. The Department, however, reserves the right to terminate the monitorship absent certification by the Monitor, upon a showing by the Company that termination is, nevertheless, in the interests of justice.
21.If permitted to self-report to the Department, the Company shall thereafter submit to the Department a written report every six (6) months setting forth a complete description of its remediation efforts to date, its proposals to improve the Company’s internal accounting controls, policies, and procedures for ensuring compliance with the anti-corruption laws, and the proposed scope of the subsequent reviews. The report shall be transmitted to the Deputy Chief – FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, N.W., Bond Building, Eleventh Floor, Washington, D.C. 20005, and Richard Tarlowe and Sarah Paul at United States Attorney’s Office, 1 St. Andrew’s Plaza, New York, NY 10007. The Company may extend the time period for issuance of the self-report with prior written approval of the Department.

Extension of the Term of the Monitorship

22.If, however, at the conclusion of the ninety (90) calendar-day period following the issuance of the follow-up report, the Department concludes that the Company has not by that time successfully satisfied its compliance obligations under the Agreement, the Term of the Monitorship shall be extended for one year.
23.Under such circumstances, the Monitor shall commence the second follow-up review no later than sixty (60) calendar days after the Department concludes that the Company has not successfully satisfied its compliance obligations under the Agreement (unless otherwise agreed by the Company, the Monitor, and the Department). The Monitor shall issue a written follow-up report within one hundred twenty (120) calendar days of commencing the second follow-up review in the same fashion as set forth in Paragraph 12 with respect to the initial review and in accordance with the procedures for follow-up reports set forth in Paragraphs 16-18. A determination to terminate the monitorship shall then be made in accordance with Paragraphs 19-20.
24.If, after completing the second follow-up review, the Department again concludes that the Company has not successfully satisfied its obligations under the Agreement with respect to the Monitor’s Mandate, the Term of the Monitorship shall be extended until expiration of the Agreement, and the Monitor shall commence a third follow-up review within sixty (60) calendar days after the Department concludes that the Company has not successfully satisfied its compliance obligations under the Agreement (unless otherwise agreed by the Company, the Monitor, and the Department). The Monitor shall issue a written follow-up report within one hundred twenty (120) calendar days of commencing the third follow-up review in the same fashion as set forth in Paragraph 12 with respect to the initial review and in accordance with the procedures for follow-up reports set forth in Paragraphs 16-18.

Monitor’s Discovery of Misconduct

25.	Should the Monitor, during the course of his or her engagement, discover that:

•corrupt or otherwise suspicious payments (or transfers of property or interests) may have been offered, promised, made, or authorized by any entity or person within the Company or any entity or person working, directly or indirectly, for or on behalf of the Company; or

•	false books and records may have been maintained by the Company either (a) after the date on which this Agreement was signed or (b) that have not been adequately dealt with by the Company (collectively “improper activities”), the Monitor shall promptly report such improper activities to the Company’s General Counsel, Chief Compliance Officer, and/or Audit Committee for further action. If the Monitor believes that any improper activities may constitute a violation of law, the Monitor also shall report such improper activities to the Department. The Monitor should disclose improper activities in his or her discretion directly to the Department, and not to the Company, only if the Monitor believes that disclosure to the Company would be inappropriate under the circumstances, and in such case should disclose the improper activities to the General Counsel, Chief Compliance Officer, and/or the Audit Committee of the Board of Directors as promptly and completely as the Monitor deems appropriate under the circumstances. The Monitor shall address in his or her reports the appropriateness of the Company’s response to all improper activities, whether previously disclosed to the Department or not. Further, in the event that the Company, or any entity or person working directly or indirectly for or on behalf of the Company, withholds information necessary for the performance of the Monitor’s responsibilities, if the Monitor believes that such withholding is without just cause, the Monitor shall disclose that fact to the Department. The Company shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason. The Monitor shall report material criminal or regulatory violations by the Company or any other entity discovered in the course of performing his or her duties, in the same manner as described above.

Meetings During Pendency of Monitorship

26.The Monitor shall meet with the Department within thirty (30) calendar days after providing each report to the Department to discuss the report, to be followed by a meeting between the Department, the Monitor, and the Company.
27.At least annually, and more frequently if appropriate, representatives from the Company and the Department will meet together to discuss the monitorship and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Department, including with respect to the scope or costs of the monitorship.

Contemplated Confidentiality of Monitor’s Reports

28.The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, or impede pending or potential government investigations and thus undermine the objectives of the monitorship. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Department determines in its sole discretion that disclosure would be in furtherance of the Department’s discharge of its duties and responsibilities or is otherwise required by law.

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